Exhibit 12.01

NSP-WISCONSIN (CONSOLIDATED)

STATEMENT OF COMPUTATION OF

RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)

	Six Months Ended	Year Ended December 31,
	June 30, 2008	2007	2006	2005	2004	2003

Earnings as defined:
Pretax income from continuing operations	$30,683	$59,984	$68,142	$41,633	$89,600	$84,506
Add: Fixed charges	12,277	23,589	23,920	24,606	22,956	24,427
Deduct: Undistributed equity in earnings (loss) of unconsolidated affiliates	—	—	—	—	(10)	21
Earnings as defined	$42,960	$83,573	$92,062	$66,239	$112,566	$108,912

Fixed charges:
Interest charges	$11,583	$22,967	$23,149	$23,242	$21,871	$23,249
Interest charges on life insurance policy borrowings	—	—	—	—	—	—
Interest component of operating leases	694	622	771	1,364	1,085	1,178
Distributions on redeemable preferred securities of subsidiary trust	—	—	—	—	—	—
Total fixed charges	$12,277	$23,589	$23,920	$24,606	$22,956	$24,427

Ratio of earnings to fixed charges	3.5	3.5	3.8	2.7	4.9	4.6

STATEMENT OF COMPUTATION OF

RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)

	Pro Forma		Pro Forma
	Six Months Ended	Six Months Ended	Year Ended	Year Ended December 31,
	June 30, 2008	June 30, 2008	December 31, 2007	2007	2006	2005	2004	2003

Earnings as defined:
Pretax income from continuing operations	$28,373	$30,683	$55,763	$59,984	$68,142	$41,633	$89,600	$84,506
Add: Fixed charges	14,587	12,277	27,810	23,589	23,920	24,606	22,956	24,427
Deduct: Undistributed equity in earnings (loss) of unconsolidated affiliates	—	—	—	—	—	—	(10)	21
Earnings as defined	$42,960	$42,960	$83,573	$83,573	$92,062	$66,239	$112,566	$108,912

Fixed charges:
Interest charges	$13,893	$11,583	$27,188	$22,967	$23,149	$23,242	$21,871	$23,249
Interest charges on life insurance policy borrowings	—	—	—	—	—	—	—	—
Interest component of operating leases	694	694	622	622	771	1,364	1,085	1,178
Distributions on redeemable preferred securities of subsidiary trust	—	—		—	—	—	—	—
Total fixed charges	$14,587	$12,277	$27,810	$23,589	$23,920	$24,606	$22,956	$24,427

Ratio of earnings to fixed charges
	2.9	3.5	3.0	3.5	3.8	2.7	4.9	4.6